SAVINGS PLAN FOR THE EMPLOYEES OF
                               ETHYL CORPORATION
                                TRUST AGREEMENT


                                AMENDMENT NO. 1


     FIRST, the Introduction to the Trust Agreement is amended, effective March 1, 1994, to revise the last sentence of the second paragraph to read as follows:

     The Plan is currently amended and restated effective March 1, 1994.


     SECOND, Exhibit I of the Trust Agreement is amended, effective March 1, 1994, as set forth in Exhibit A attached hereto.


     As evidence of the adoption of this Amendment 1, the Company and NATIONSBANK OF GEORGIA, N.A. have caused their duty authorized officers to execute this document.



     ETHYL CORPORATION


     By: /s/ Charles B. Walker     1/27/95
          Charles B. Walker        Date
          Vice Chairman



     NATIONSBANK OF GEORGIA, N.A.




     By: _______________________   ___________
                                     Date

                                                                  EXHIBIT A



                              Ethyl Corporation
                              Trust Agreement


                                 EXHIBIT I

                              INVESTMENT FUNDS


     Effective March 1, 1994, The Trust Fund shall be composed of five Active Investment Funds and three Inactive Investment Funds:


Active Investment Funds

     Indexed Bond Fund. The investment objective of the Indexed Bond Fund is to provide an investment return commensurate with the return of a diversified portfolio of investment grade bonds or their equivalent. The assets of this Fund are invested and reinvested in government and corporate fixed income securities comprising a particular bond index, thus mirroring the return of such index. Such investments include obligations of the U.S. Treasury, U.S. Government agencies, U.S. investment-grade corporate debt, mortgage-backed obligations and U.S. dollar denominated obligations of foreign governments (Yankee Bonds).


     Indexed Equity Fund. The investment objective of the Indexed Equity Fund is to provide an investment return commensurate with the return of the general equity market, including both long-term capital appreciation and some current income. The assets of this Fund are invested and reinvested in a diversified portfolio of the stocks comprising the Standard & Poors 500 Common Stock Index, therefore mirroring the return of such index.

     Prime Fund. The investment objective of the Prime Fund is to maximize current income to the extent consistent with the preservation of capital and the maintenance of liquidity. The assets of the Fund are invested and reinvested in bills, notes and bonds issued directly by the U.S. Government as well as a broad range of other U.S. Government obligations, bank and commercial instruments that may be available in the money markets.

     Balanced Fund. The investment objective of the Balanced Fund is to provide a total investment return through a combination of growth of capital and current income consistent with the preservation of capital. The Fund's investments are allocated between the Indexed Bond Fund, the Indexed Equity Fund and the Prime Fund.

     Ethyl Stock Fund. The Ethyl Stock Fund is invested and reinvested in common stock of Ethyl Corporation. The objective of this Fund is to provide long-term capital appreciation potential through investment in the Company. Except upon written directions from the Company, or in the case of fractional shares received as a result of a stock dividend, stock split, recapitalization, or as necessary in order to make any distribution of transfer from the Trust Fund, or to correct an administrative error, as directed by the Company, the Trustee shall have no power or duty to sell or otherwise dispose of any stock acquired for the Ethyl Stock Fund. When the sale of any stock acquired for the Ethyl Stock Funds is permitted within the exceptions of the preceding sentence, the Trustee may offer such shares to the Company in accordance with ERISA section 408.


Inactive Investment Funds

     Tredegar Stock Fund. The Tredegar Stock Fund is invested solely in common capital stock of Tredegar Industries, Inc., received as a result of the July 11, 1989, spin-off of Tredegar Industries, Inc. from Ethyl Corporation.

     First Colony Stock Fund. The First Colony Stock Fund is invested and reinvested in common stock of First Colony Corporation. The Fund contains common capital stock of First Colony Corporation received as a result of the July 1, 1993, spin-off of First Colony Corporation from Ethyl Corporation as well as the stock purchased with Member Contributions through March 1, 1994.

     Albemarle Stock Fund. The Albemarle Stock Fund is invested solely in common capital stock of Albemarle Corporation received as a result of the February 28, 1994, spin-off of Albemarle Corporation from Ethyl Corporation.





                         SAVINGS PLAN FOR THE EMPLOYEES

                                       OF

                               ETHYL CORPORATION

                                TRUST AGREEMENT






















                            As Amended and Restated
                           Effective November 1, 1993

ARTICLE I              GENERAL DUTIES OF THE PARTIES

1.01.     General Duties of Company . . . . . . . . . . . . . . . . . .   2
1.02.     General Duties of Trustee . . . . . . . . . . . . . . . . . .   3


ARTICLE II     POWERS AND DUTIES OF TRUSTEE IN INVESTMENT FUND,
               ADMINISTRATION, AND DISBURSEMENT OF TRUST FUND

2.01.     Division of the Trust Fund. . . . . . . . . . . . . . . . . .   4
2.02.     Investment of the Trust Fund. . . . . . . . . . . . . . . . .   4
2.03.     Investment Transfers. . . . . . . . . . . . . . . . . . . . .   4
2.04.     Investment Charges. . . . . . . . . . . . . . . . . . . . . .   5
2.05.     Valuation of Funds. . . . . . . . . . . . . . . . . . . . . .   5
2.06.     Additional Investment Powers and Duties of Trustee. . . . . .   5
2.07.     Administrative Powers and Duties of Trustee . . . . . . . . .   6
2.08.     Trustee's Authority . . . . . . . . . . . . . . . . . . . . .   8
2.09.     Payments from Trust Fund. . . . . . . . . . . . . . . . . . .   8
2.10.     Records . . . . . . . . . . . . . . . . . . . . . . . . . . .   9


ARTICLE III    FOR PROTECTION OF TRUSTEE

3.01.     Evidence of Action by Company . . . . . . . . . . . . . . . .  10
3.02.     Advice of Counsel or Company. . . . . . . . . . . . . . . . .  10
3.03.     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . .  10


ARTICLE IV     TAXES, EXPENSES AND COMPENSATION
               OF TRUSTEE

4.01.     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
4.02.     Expenses and Compensation . . . . . . . . . . . . . . . . . .  12


ARTICLE V      SETTLEMENT OF ACCOUNTS, ENFORCEMENT
               OF TRUST, LEGAL PROCEEDINGS

5.01.     Settlement of Accounts of Trustee . . . . . . . . . . . . . .  13
5.02.     Determination of Rights and Benefits. . . . . . . . . . . . .  13


ARTICLE VI     RESIGNATION, REMOVAL, AND SUBSTITUTION OF TRUSTEE

6.01.     Resignation of Trustee. . . . . . . . . . . . . . . . . . . .  15
6.02.     Removal of Trustee. . . . . . . . . . . . . . . . . . . . . .  15
6.03.     Appointment of Successor Trustee. . . . . . . . . . . . . . .  15
6.04.     Transfer of Investment to Successor . . . . . . . . . . . . .  15


ARTICLE VII    DURATION, TERMINATION AND AMENDMENT
               OF TRUST

7.01.     Termination of Trust or Plan. . . . . . . . . . . . . . . . .  17
7.02.     Distribution upon Termination of the Plan . . . . . . . . . .  17
7.03.     Action of Trustee . . . . . . . . . . . . . . . . . . . . . .  17
7.04.     Automatic Termination of the Trust. . . . . . . . . . . . . .  18
7.05.     Amendment . . . . . . . . . . . . . . . . . . . . . . . . . .  18
7.06.     Succession of Plan. . . . . . . . . . . . . . . . . . . . . .  18
7.07.     Merger or Consolidation of the Trustee. . . . . . . . . . . .  19
7.08.     Merger or Consolidation of the Company. . . . . . . . . . . .  19
7.09.     Impossibility of Diversion. . . . . . . . . . . . . . . . . .  19


ARTICLE VIII   DENIAL OF EXISTENCE OF GUARANTEES

8.01.     No Guarantee of Benefits. . . . . . . . . . . . . . . . . . .  20
8.02.     No Guarantee of Employment. . . . . . . . . . . . . . . . . .  20


ARTICLE IX     TRANSFERS. . . . . . . . . . . . . . . . . . . . . . . .  21


ARTICLE X      MISCELLANEOUS

10.01.    Laws of Virginia to Govern. . . . . . . . . . . . . . . . . .  22
10.02.    Titles and Headings Not to Control. . . . . . . . . . . . . .  22
10.03.    Prohibition of Assignment of Interest . . . . . . . . . . . .  22
10.04.    Adoption by Affiliate . . . . . . . . . . . . . . . . . . . .  22
10.05.    Definitions and Incorporation by Reference. . . . . . . . . .  23


EXHIBIT I                    INVESTMENT FUNDS

               TRUST AGREEMENT BETWEEN ETHYL CORPORATION AND

                       NATIONSBANK OF GEORGIA, N.A.


                This Agreement, effective as of the 1st day of November, 1993, by and between ETHYL CORPORATION, a Virginia corporation, whose principal office is at 330 South Fourth Street, Richmond, Virginia, and NATIONSBANK OF GEORGIA, N.A., with an office at 715 Peachtree Street, Atlanta, Georgia 30308, shall be called the Savings Plan For The Employees Of Ethyl Corporation Trust Agreement and is hereinafter referred to as the Trust Agreement.

                The Company adopted the Savings Plan For The Employees Of Ethyl Corporation, effective September 1, 1961, for the exclusive benefit of certain of its employees, pursuant to which the Company and such employees make contributions. The Plan has been amended and restated on several occasions to conform to changes in the law and to reflect certain design changes. The Plan is currently amended and restated effective November 1, 1993.

     The Company desires to amend and restate the Trust Agreement, heretofore created to hold such funds and other property as the Company may deliver to the Trustee constituting Company and Member contributions to the Plan, the earnings and profits thereon, and the stock, securities and other property acquired by the Trustee with such funds (the "Trust" or "Trust Fund"). The Company intends that the Trust shall constitute a part of the Plan, qualifying under sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended.

     The Company and the Trustee agree that the Trust will be administered in accordance with the terms and conditions set forth in this Trust Agreement.

                                 ARTICLE I

                       GENERAL DUTIES OF THE PARTIES


1.01.           General Duties of Company

     (a) The Company or its delegatees shall have complete responsibility for the operation and administration of the Plan and, by way of example and not by way of limitation, shall determine eligibility for participation, receive all elections or notices of Members, direct the Trustee to make distributions, and furnish the Trustee with such information as it may require to carry out its duties under the Plan and this Trust Agreement.

     (b) The Company or its delegatees shall make all reports concerning the Plan to state and federal agencies and to Members and their Beneficiaries other than those specifically imposed on the Trustee by law, the Plan, or this Trust Agreement, or those which the Trustee agrees in writing to prepare.

     (c) With respect to the voting of Ethyl Corporation common stock as described in Plan section 5.09, the Company shall ensure that (1) a fiduciary shall be designated to maintain the confidentiality procedures relating to transactions with respect to the Ethyl Stock Fund and (2) an independent fiduciary shall be appointed to monitor those procedures in situations which involve a potential for undue employer influence upon a Member's or Beneficiary's exercise of his shareholder rights.

     (d) Any action by the Company with respect to the Trustee pursuant to this Trust Agreement or the Plan shall be taken by those persons and entities authorized to take such action on behalf of the Company and shall be evidenced in writing and signed by a duly authorized representative of the Company. From time to time the Company shall certify to the Trustee the names and specimen signatures of the persons authorized to act for the Company hereunder and shall promptly notify the Trustee if any such person shall cease to act. Until such latter notice is received the Trustee shall be fully protected in relying on the authority of each such person.

     (e) The Company or its delegatees shall furnish the Trustee with such information as it may require to carry out its duties under the Plan and the Trust Agreement, or those duties it has undertaken to perform on behalf of the Plan.

     (f) The Company shall cause to be established and maintained a separate Account for each Member. Each Member's Account shall be subdivided into subaccounts as provided under Plan section 4.01. The Company or its delegatees shall credit or debit all appropriate amounts to the applicable Account, including each such Account's share of distributions, contributions, net earnings, and realized and unrealized gains or losses of the applicable investment fund.

     (g) The Company or its delegatees shall receive the directions of Members with respect to the investment of Member contributions as provided in Plan section 5.05 and forward notice of such directions to the Trustee within sufficient time for the Trustee to act thereon. The Trustee shall have no responsibility to comply with any such directions it has not received or for timely compliance with any such directions which are not forwarded to it in sufficient time for it to act thereon.

     (h) Contributions to the Trust Fund may be in cash or in other property acceptable to the Trustee.

1.02.           General Duties of Trustee

     The Trustee shall hold all property received by it, which, together with the income therefrom and the stock, securities, and other property acquired therewith and less payments and distributions therefrom, shall constitute the Trust Fund. It shall manage, invest, and reinvest the Trust Fund, collect the income thereof, and make payments therefrom, all as hereinafter provided. The Trustee shall be responsible only for the property actually received by it as Trustee hereunder. It shall have no duty or authority to compute any amount to be paid to it by the Company or to bring any action or proceeding to enforce the collection from the Company of any contribution to the Trust Fund.

                                ARTICLE II

             POWERS AND DUTIES OF TRUSTEE IN INVESTMENT FUND,
              ADMINISTRATION, AND DISBURSEMENT OF TRUST FUND


2.01.           Division of the Trust Fund

     (a) The Trust Fund shall be composed of the Investment Funds described in Exhibit I to the Trust Agreement. The Board of Directors of the Company or its delegatees may add or delete investment funds from time to time.

     (b) For each contribution allocated to a Member's Account, the Company or its delegatees shall advise the Trustee in writing as to the amount of such contribution which shall be allocated to each of said Funds in accordance with the provisions of Plan sections 5.03 and 5.05 and the Trustee shall hold and invest the amount so specified as a part of the Investment Fund to which it was allocated.

2.02.           Investment of the Trust Fund

     Subject to the provisions of the Plan, the Trustee shall from time to time and at such time as it, in its discretion, shall determine, invest and reinvest the contributions allocated to each of the Investment Funds described in Exhibit I to the Trust Agreement and all proceeds, interest, income, or other payments with respect to such Fund.

2.03.           Investment Transfers

     From time to time the Company or its delegatees may direct the Trustee in writing to transfer a specified amount of cash or liquidate and transfer a specified number of whole shares of stock from any Investment Fund to any other Investment Fund or Funds in such proportions as may be specified in such directions. Such directions to the Trustee shall be in accordance with Member directions to the Company or its delegatees pursuant to Plan sections 5.03,
5.04 and 5.05. Subject to the provisions of the Plan and this Trust Agreement the Trustee shall comply with all such directions received. If necessary to effect such transfer the Trustee shall sell or otherwise liquidate all or any part of the investments then held in the Investment Fund from which such transfer is to be made. The Trustee shall comply with any such directions as soon as reasonably practicable after the receipt thereof; provided, however, that in making purchases or sales of investments, whether pursuant to such directions of the Company, its delegatees or otherwise, the Trustee shall have discretion to limit the daily volume of its purchases or sales of any investment, and to effect such purchases and sales over such period of time, as it may deem to be in the best interests of Members and their Beneficiaries.

2.04.           Investment Charges

     When incurred, brokerage commissions, transfer taxes, and other charges and expenses in connection with the purchase or sale of investments or securities shall be added to the cost of such investments or securities or deducted from the proceeds thereof, as the case may be; and in the case of a distribution shall be borne by the Investment Fund from which the distribution is made.

2.05.           Valuation of Funds

     (a) The Trustee shall periodically report to the Company the assets held in each of the Investment Funds and shall determine and include in such report for the assistance of the Company in administering the Plan the fair market value of each such asset as of the applicable Valuation Date. The Company or its delegatees also shall credit the net income, gains, or losses of the Trust Fund to the Accounts of the various Members or Beneficiaries as provided in Plan section 6.03.

     (b) In determining such fair market values the Trustee shall use such market quotations and other information as are available to it and as may in its discretion be appropriate. The report of any such valuation shall not constitute a representation by the Trustee that the amounts reported as fair market values would actually be realized upon the liquidation of any Investment Fund. The Trustee shall not be accountable to the Company or to any Member or Beneficiary or to any other person on the basis of any such valuation, but its accountability shall be in accordance with Trust section 5.01.

2.06.           Additional Investment Powers and Duties of Trustee

     Subject to the provisions of the Plan and Trust sections 2.01 and 2.02, the Trustee shall have, with respect to any property at any time held by it and constituting part of the Trust Fund, power in its discretion:

     (a) To keep, retain and safeguard any property at any time received by it and to dispose of such property by sale, exchange or otherwise;

     (b) To sell, exchange, transfer, convey or otherwise dispose of any property at any time held by it at either public or private sale for cash or on credit, grant options for the purchase or exchange thereof and make, execute, acknowledge and deliver any instruments of conveyance and transfer or any other instrument that may be necessary or appropriate;

     (c) Subject to the provisions of the Plan with respect to Ethyl Corporation common stock, to participate in any plan of reorganization, consolidation, merger, combination, tender, exchange or other similar plan relating to such property and to consent to, or to oppose, any such plan and any action thereunder, or any contract, lease, mortgage, purchase, sale or other action by any corporation in accordance with the Plan;

     (d) To deposit any such property with any protective, reorganization or similar committee; to delegate discretionary power thereto and to pay and agree to pay part of its expenses and compensation and any assessments levied with respect to any such property so deposited;

     (e) To exercise all conversion and subscription rights pertaining to any such property;

     (f)        To extend the time of payment of any obligation; and

     (g) To enter into stand-by agreements for future investment of trust funds, either with or without a stand-by fee.

2.07.           Administrative Powers and Duties of Trustee

     The Trustee shall have power and authority:

     (a) To exercise all voting rights with respect to stocks, bonds or other securities held in any investment and to grant proxies, discretionary or otherwise, provided, however, that the Trustee shall grant proxies to vote the Ethyl Corporation common stock in accordance with instructions received from Members of the Plan having interests in the Ethyl Stock Fund and, in the absence of receipt of such instructions, in accordance with the recommendations of management contained in the proxy material issued by the Company;

     (b) To cause any investments to be registered and held in the name of one or more of its nominees, without increase or decrease of liability; provided that the books and records of the Trustee shall at all times show that such investments are part of the Trust Fund;

     (c) To collect and receive any and all money and other property due to the Trust Fund and to give full discharge and acquittance therefor;

     (d) To settle, compromise, or submit to arbitration any claims, debts or damages due or owing to or from the Trust; to commence or defend suits or legal proceedings whenever, in its judgment, any interest of the Trust requires it; and to represent the Trust in all suits or legal proceedings in any court of law or equity or before any other body or tribunal;

     (e) To make permitted investments of moneys held by it until the same shall be invested or disbursed as otherwise provided in the Plan and this Trust Agreement, and if such permitted investments shall not be feasible to hold moneys uninvested without liability for interest thereon. Permitted investments shall include: commercial paper rated either prime-1 or prime-2 by Moody's Investors Services, Inc., or A-1 or A-2 by Standard & Poor's Corporation, and variable amount notes of borrowers which have such commercial paper outstanding; certificates of deposit in United States commercial banks (having capital and surplus in excess of $40,000,000), in each case due within one year from the date of purchase, obligations of the Government of the United States or any agency of the United States, and obligations guaranteed by the Government of the United States; and money market funds which limit their holdings to commercial paper rated either prime-1 by Moody's Investors Services, Inc., or A-1 by Standard & Poor's Corporation, certificates of deposit, bankers' acceptances, U. S. Government securities, and repurchase agreements fully collateralized by U. S. Government securities.

     (f) For the purposes of the Trust Fund, to borrow money from others, including the entity which then is serving as Trustee hereunder, to issue its promissory note or notes for the same, and to secure the repayment thereof by pledging any property in its possession; provided, however, that no such advance shall be made by the entity which then is serving as Trustee hereunder unless and until the Company has approved the terms and conditions thereof except that, without such approval, the entity which then is serving as Trustee hereunder may make temporary advances to the Trust Fund, on a cash or overdraft basis, on which no interest is payable; and

     (g) Generally to do all acts, whether or not expressly authorized, which shall be necessary to carry out the powers specified herein and perform its duties under the Plan and this Trust Agreement and which the Trustee may deem necessary or desirable for the protection of the Trust Fund.

2.08.           Trustee's Authority

     Persons dealing with the Trustee shall be under no obligation to see to the proper application of any money paid or property delivered to the Trustee or to inquire into the Trustee's authority as to any transaction.

2.09.           Payments from Trust Fund

     (a) The Trustee shall make such payments and distributions from the Trust Fund at such time or times, to such person, persons or entity (including the Company or a paying agent or agents designated by the Company) and in such amounts as the Company or its delegatees shall direct in writing including, by way of example and not limitation, payments to Members who request withdrawals of all or part of their contributions pursuant to Plan section 7.07. In directing the Trustee to make payments and distributions, the Company or its delegatees shall follow the provisions of the Plan so that it shall be impossible, either during the existence or upon the discontinuance of the Plan, for any part of the Trust Fund to be used for or diverted to purposes other than for the exclusive benefit of Members or their Beneficiaries, pursuant to the provisions of the Plan, at any time prior to the satisfaction of all liabilities with respect to such Members and their Beneficiaries under the Plan. Any sums so paid to the Company or any paying agent shall be held in trust by such payee until disbursed in accordance with the Plan and the Trustee shall have no responsibility with respect to such sums.

     (b) Any written direction of the Company or its delegatees shall be deemed to constitute a certification upon which the Trustee may rely that the payment or distribution so directed is one which the Company or its delegatees is authorized to direct under the terms of the Plan, and the Trustee need make no further investigation. The Trustee shall have no authority concerning the entitlement of any Member or Beneficiary to benefits or the amount of any Member's or Beneficiary's benefits.

     (c) The Trustee may make any payment required to be made by it hereunder by mailing a check and any stock certificates to the person or entity to whom such payment is to be made, at such address as may have been last furnished to the Trustee, or if no such address shall have been so furnished, to such person in care of the Company. Alternatively, the Trustee may provide such checks and stock certificates to the Company for forwarding to the payee.

2.10.           Records

     The Trustee shall keep, or cause to be kept by its agents, records regarding the administration of the Trust, which records may be examined at any reasonable time by the Company or its duly authorized representative; and file with the Company such reports concerning the Plan containing such information and at such times as the Trustee and the Company may agree.
Further, the Trustee shall furnish the Company or its delegatees with such information as it may require and as the Trustee may agree in writing to provide for purposes of fulfilling any duties concerning reporting to state and federal agencies and to Members and their Beneficiaries.

                                ARTICLE III

                         FOR PROTECTION OF TRUSTEE


3.01.           Evidence of Action by Company

     (a) The Trustee may rely upon any certificate, notice, or direction purporting to have been signed on behalf of the Company which the Trustee believes to be genuine and to have been executed by the person or persons whose authority has been certified to it by the Company.

     (b) Communications to the Trustee shall be sent to the Trustee's principal office or to such other address as the Trustee may specify. No communication shall be binding upon the Trust Fund or the Trustee until it is received by the Trustee.

     (c) Communications to the Company or its delegatees shall be sent to the Company's principal office or to such other address as the Company may specify. No communication shall be binding upon the Company or its delegatees until received.

3.02.           Advice of Counsel or Company

     (a) The Trustee may consult with any legal counsel, including counsel to the Company, with respect to the meaning or construction of this Trust Agreement, its obligations or duties hereunder, or any act which it should take or omit hereunder, and shall be fully protected with respect to any action taken or omitted by it in good faith pursuant to such advice.

     (b) If at any time the Trustee is in doubt concerning the course which it should follow in connection with any matter relating to the administration of this Trust, it may request the Company to advise it with respect thereto, and the Trustee shall be protected in relying upon any advice or direction which may be given to it by the Company.

3.03.           Miscellaneous

     (a) The Trustee shall use ordinary care and reasonable diligence, but shall not be liable for any mistake of judgment or other action taken in good faith. The Trustee shall not be liable for any loss sustained by the Trust Fund by reason of the purchase, retention, sale, or exchange of any investment in good faith and in accordance with the provisions hereof.

     (b) The Trustee's powers, duties, rights, and obligations shall be limited to those expressly conferred or imposed upon it by the provisions of this Trust Agreement or by law, notwithstanding any reference herein to the Plan.

     (c) The Company may at any time employ as its agent (to perform any act, keep any records or accounts, or make any computations which are required of the Company by this Trust Agreement or the Plan) the entity then serving as Trustee hereunder, and may compensate said entity therefor, and such employment shall not be deemed to be contrary to or inconsistent with the provisions of this Trust Agreement. Nothing done by said entity as agent for the Company shall change or increase in any manner its responsibility or liability as Trustee hereunder.

                                ARTICLE IV

                TAXES, EXPENSES AND COMPENSATION OF TRUSTEE


4.01.           Taxes

     The Trustee shall deduct from and charge against the appropriate Investment Fund or Funds of the Trust Fund any taxes paid by it which may be imposed upon the Trust Fund or the income thereof or which the Trustee is required to pay with respect to the interest of any Member or Beneficiary.

4.02.           Expenses and Compensation

     The Trustee shall receive for its services as Trustee the compensation which from time to time may be agreed upon by the Company and Trustee. Such compensation shall be paid by the Company but, if not so paid, may be charged against the Trust Fund. Notwithstanding the foregoing, no employee of the Company shall be entitled to compensation (other than reimbursement for expenses properly and actually incurred) from the Plan for his services with regard to the Plan.

                                 ARTICLE V

                          SETTLEMENT OF ACCOUNTS,
                  ENFORCEMENT OF TRUST, LEGAL PROCEEDINGS


5.01.           Settlement of Accounts of Trustee

     (a) The Trustee shall keep complete records of all of its investments, receipts, disbursements and other transactions. Its books and records relating to the Trust Fund shall be open to inspection and audit by the Company or its representatives or delegatees at all reasonable times during business hours of the Trustee.

     (b) Within ninety (90) days after the close of each calendar year, or any termination of the duties of the Trustee, the Trustee shall render to the Company an accounting of the assets of the Trust Fund and of the investments, receipts, disbursements and other transactions of the Trust, which accounting shall be certified as to its accuracy by the Trustee and mailed in duplicate to the Company.

     (c) The Trustee, the Company, or both, shall have the right to apply at any time to a court of competent jurisdiction for the judicial settlement of any accounting, and in any such action or proceeding it shall be necessary to join as parties thereto only the Trustee and the Company. Any judgment or decree which may be entered therein shall be conclusive upon all persons having or claiming to have any interest in the Trust Fund or under the Plan.

5.02.           Determination of Rights and Benefits

     The Company shall have complete control and authority to determine the rights and interests of Members and their Beneficiaries in the Trust Fund or under the Plan, and the Trustee shall have no duty to question any direction given by the Company to the Trustee. The Company shall have authority to enforce this Trust Agreement on behalf of Members and their Beneficiaries claiming any interest in the Trust Fund or under the Plan. To protect the Trust Fund from expenses which might otherwise be incurred, it is imposed as a condition for the security of any interest in the Trust Fund, and it is hereby agreed, that no other person may institute or maintain any action or proceeding against the Trustee or the Trust Fund in the absence of written authority from the Company or a judgment of a court of competent jurisdiction that in refusing such authority the Company has acted fraudulently or in bad faith. In any action or proceeding affecting the Trust Fund the only necessary parties shall be the Company and the Trustee, and no other person shall be entitled to any notice or process. Any judgment that may be entered in such action or proceed-ing shall be binding and conclusive on all persons claiming to have any interest in the Trust Fund or under the Plan.

                                ARTICLE VI

             RESIGNATION, REMOVAL, AND SUBSTITUTION OF TRUSTEE


6.01.           Resignation of Trustee

     The Trustee may resign its duties hereunder by delivering to the Company its written resignation. No such resignation shall take effect until a suc-cessor shall have been appointed in the manner provided in Trust section 6.03.

6.02.           Removal of Trustee

     The Trustee may be removed by the Company at any time, upon sixty (60) days' notice to the Trustee, but such notice may be waived by the Trustee.
Such removal shall be effected by delivering to the Trustee a written notice of its removal executed by the Company, and by giving notice to the Trustee of the appointment of a successor in the manner provided in Trust section 6.03.

6.03.           Appointment of Successor Trustee

     (a) The appointment of a successor Trustee shall take effect upon the delivery to the resigning or removed Trustee of (1) an instrument in writing appointing such successor, executed by the Company, and (2) an acceptance in writing executed by the successor. All of the provisions set forth herein with respect to the Trustee shall relate to each such successor so appointed with the same force and effect as if such successor had been originally named herein as the Trustee hereunder.

     (b) If a successor trustee shall not have been appointed within sixty (60) days after notice of resignation shall have been given under the provisions of this Trust section 6.03, the resigning Trustee or the Company may apply to any court of competent jurisdiction for the appointment of a successor.

6.04.           Transfer of Investment to Successor

     Upon the appointment of a successor trustee, the Trustee shall endorse, transfer, assign, convey and deliver to such successor trustee all of the funds, securities and other property constituting the Trust Fund, reserving such sum as the Trustee shall deem necessary to provide for payment of its expenses in settling its accounts, any of its compensation due and unpaid, and any obligation of the Trust Fund for which the Trustee may be liable. If the Trustee shall propose to reserve any such sum, it shall so notify the Company in writing, specifying the amount to be reserved and the reasons for such reservation and the Company may at its election deposit with the Trustee, or in escrow, a bond or other security acceptable to the Trustee in such amount, on terms that will assure the payment of such expenses, compensation, and obligations. In the event that such bond or other security is so deposited, the Trustee shall transfer and deliver the remaining balance of the Trust Fund to such successor trustee. If the sum so reserved, or such bond or other security, shall not be sufficient to provide for payment of such expenses, compensation, or obligations, the Trustee shall be entitled to recover the amount of any deficiency from either the Company or the successor trustee or both. After the final accounting of the Trustee has been received as provided in Trust section 5.01, the Trustee shall transfer and deliver to such successor trustee the remainder of any sums reserved by it under this Trust Agreement section which were not needed for the purposes for which they were reserved.

                                ARTICLE VII

                           DURATION, TERMINATION
                          AND AMENDMENT OF TRUST


7.01.           Termination of Trust or Plan

     This Trust Fund shall continue for such time as may be necessary to accomplish the purpose for which it was created; provided, however, that the Company reserves the right to terminate the Plan, or to terminate this Trust Agreement without terminating the Plan, or to terminate both the Plan and the Trust Agreement by action of its Board of Directors. In the event of a termination of the Plan or Trust Agreement or both, the Company shall notify the Trustee of such termination in writing together with a copy of the resolution of the Board of Directors authorizing such action.

7.02.           Distribution upon Termination of the Plan

     (a) In the event that the Plan is terminated, the Trustee, upon the direction of the Company, shall liquidate the Trust Fund to the extent required for distribution and, after the final accounting of the Trustee has been received as provided in Trust section 5.01, shall distribute all cash, securities and other property then constituting the Trust Fund, less any amounts constituting charges and expenses payable from the Trust Fund, on the date or dates specified by the Company to or for the benefit of such Member, Beneficiary, person or entity and in such manner as the Company may direct.

     (b) In the absence of Company direction with respect to any or all assets held in the Trust Fund, the Trustee shall distribute amounts in accordance with the Plan or in such manner as may be directed by a judgment or decree of a court of competent jurisdiction. Upon making such distributions, the Trustee shall be relieved from all further liability with respect to amounts so paid. The powers of the Trustee hereunder shall continue so long as any assets remain in the Trust Fund.

7.03.           Action of Trustee

     The Trustee shall take no action on the termination of the Plan which it knows or should know would adversely affect the qualified and exempt status of the Plan and Trust under Code sections 401(a) and 501(a) and any other statute of similar import, or that will not comply with any applicable provisions of ERISA. This Trust section shall not prevent the Trustee from liquidating the Trust Fund pursuant to Trust section 7.02; provided, however, that the Trustee reserves the right to seek direction from a court of competent jurisdiction as to the proper method of distribution of the Trust Fund upon termination of this Trust Agreement.

7.04.           Automatic Termination of the Trust

     This Trust shall terminate automatically when there are no remaining assets in the Trust Fund.

7.05.           Amendment

     By an instrument in writing delivered to the Trustee and executed pursuant to the order of the Board of Directors (or, to the extent permitted by law, the Executive Committee of such Board), the Company shall have the right at any time and from time to time to amend this Trust Agreement in whole or in part; provided, however, that the duties and responsibilities of the Trustee set forth in this Agreement shall not be modified without the Trustee's written consent. Except to return to the Company suspense account assets (established pursuant to Plan section 8.01) attributable to Company contributions, no such amendment shall divert any part of the Trust Fund to purposes other than the exclusive benefit of the Members or their Beneficiaries at any time prior to the satisfaction of all liabilities with respect to such Members and their Beneficiaries under the Plan and this Trust Agreement. Any such amendment shall become effective as of the date specified therein upon (i) the delivery to the Trustee of the written instrument of amendment, and (ii) the endorsement thereon by the Trustee's endorsement of its receipt thereof, together with its written consent thereto, if such consent is required.

7.06.           Succession of Plan

     The merger or consolidation of the Plan with or a transfer of assets or liabilities of the Plan from this Trust Fund to another employee benefit plan is not permitted unless each Member is entitled to receive immediately after the merger, consolidation, or transfer, a benefit equal to or greater than the benefit to which the Member would have been entitled if the Plan had terminated immediately before the merger, consolidation, or transfer.

7.07.           Merger or Consolidation of the Trustee

     Any entity into which the Trustee may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Trustee is a party, or any entity succeeding to the trust business of the Trustee, shall become the successor of the Trustee hereunder, without the execution or filing of any instrument or the performance of any further act on the part of the parties hereto.

7.08.           Merger or Consolidation of the Company

     Any corporation into which the Company may be merged or with which it may be consolidated, or any corporation succeeding to all or a substantial part of the business interests of the Company may become the Company hereunder if it elects to continue the Plan and this Trust Agreement and files a notice in writing to that effect with the Trustee. After that, every reference in the Trust Agreement is treated as a reference to the surviving or purchasing corporation or other legal entity.

7.09.           Impossibility of Diversion

     At no time shall any part of the Trust Fund be diverted to purposes other than for the exclusive benefit of Members and their Beneficiaries. Nothing provided herein, however, shall prevent (i) in the event of the termination of the Plan, the return to the Company of Company contributions held in a suspense account established pursuant to Plan section 8.01 or (ii) the return to the Company of its contributions pursuant to Plan section 12.01.

                               ARTICLE VIII

                     DENIAL OF EXISTENCE OF GUARANTEES


8.01.           No Guarantee of Benefits

     Neither the Trustee nor the Company in any way guarantees the adequacy of the Trust Fund for the payment of any amount that may become due under the Plan to any Member or Beneficiary. Each Member or Beneficiary shall look solely to the assets constituting the Trust Fund for the payment of benefits under the Plan.

8.02.           No Guarantee of Employment

     Participation in the Plan shall not give any Member the right to be retained in the Company's employ or any right or interest in the Trust Fund other than as provided herein or in the Plan.

                                ARTICLE IX

                                 TRANSFERS


     With the consent of the Company, the Trustee may transfer the vested account of a terminated Member to another trust established to implement a plan qualified under Code section 401(a), and if the Plan so provides and the Company so authorizes, may accept funds from such a trust for the Account of a Member of the Plan, either directly or through a rollover from an individual retirement account established pursuant to Code section 408. Amounts transferred to the Trust Fund pursuant to this article shall be separately accounted for by the Trustee and shall be nonforfeitable.

                                 ARTICLE X

                               MISCELLANEOUS


10.0
     This Agreement and the Trust hereby created shall be construed, administered and governed in all respects under and by the laws of the Commonwealth of Virginia (other than its choice-of-law rules) to the extent not otherwise required by federal law.

10.02.          Titles and Headings Not to Control

     The titles to articles and the headings of Trust sections in this Trust Agreement are used for convenience of reference only and in case of any conflict the text of the Trust Agreement, rather than such titles or headings, shall control. Wherever appropriate, words used in this Trust Agreement in the singular shall include the plural where the meaning is appropriate. The masculine gender shall include the feminine, unless the context clearly indicates otherwise.

10.03.          Prohibition of Assignment of Interest

     No interest, right, or claim in or to any part of the Trust Fund or any payment therefrom shall be alienable, assignable, transferable or subject to purchase or hypothecation, nor shall they be subject to the claims of any creditors except as may be provided by law, and any attempt to alienate, assign, transfer, or hypothecate the same shall be void and no such benefit will in any manner be subject to the debts, contracts, liabilities, engagements or torts of such person, nor shall it be subject to legal notice for or against such person nor shall the same be recognized by the Trustee except to the extent required by law.

10.04.          Adoption by Affiliate

     Any affiliate, subsidiary or division of the Company which has adopted the Plan shall also be deemed to have adopted the Trust Agreement.

10.05.          Definitions and Incorporation by Reference

     Any term used in this Trust Agreement that is defined in Article I or elsewhere in the Plan shall have the same meaning herein as set forth in the Plan. The provisions of the Plan are incorporated by reference into this Trust Agreement.

     IN WITNESS WHEREOF, the Company and NATIONSBANK OF GEORGIA, N.A. have caused their duly authorized officers to execute this document on the 26th day of June, 1994.

                                          ETHYL CORPORATION


                                          By:/s/Charles B. Walker
                                             Charles B. Walker
                                             Executive Vice President




                                           NATIONSBANK OF GEORGIA, N.A.


                                          By:/s/Bert R. Carmody
                                             Bert R. Carmody
                                             Vice President

                                 EXHIBIT I

                             INVESTMENT FUNDS


     The Trust Fund shall be composed of six Active Investment Funds and one Inactive Investment Fund:


Active Investment Funds

     Indexed Bond Fund. The investment objective of the Indexed Bond Fund is to provide an investment return commensurate with the return of a diversified portfolio of investment grade bonds or their equivalent. The assets of this Fund are invested and reinvested in government and corporate fixed income securities comprising a particular bond index, thus mirroring the return of such index. Such investments include obligations of the U.S. Treasury, U.S. Government agencies, U.S. investment-grade corporate debt, mortgage-backed obligations and U.S. dollar denominated obligations of foreign governments (Yankee Bonds).

     Indexed Equity Fund. The investment objective of the Indexed Equity Fund is to provide an investment return commensurate with the return of the general equity market, including both long-term capital appreciation and some current income. The assets of this Fund are invested and reinvested in a diversified portfolio of the stocks comprising the Standard & Poors 500 Common Stock Index, therefore mirroring the return of such index.

     Prime Fund. The investment objective of the Prime Fund is to maximize current income to the extent consistent with the preservation of capital and the maintenance of liquidity. The assets of the Fund are invested and reinvested in bills, notes and bonds issued directly by the U.S. Government as well as a broad range of other U.S. Government obligations, bank and commercial instruments that may be available in the money markets.

     Balanced Fund. The investment objective of the Balanced Fund is to provide a total investment return through a combination of growth of capital and current income consistent with the preservation of capital. The Fund's investments are allocated between the Indexed Bond Fund, the Indexed Equity Fund and the Prime Fund.

     Ethyl Stock Fund. The Ethyl Stock Fund is invested and reinvested in common stock of Ethyl Corporation. The objective of this Fund is to provide long-term capital appreciation potential through investment in the Company. Except upon written directions from the Company, or in the case of fractional shares received as a result of a stock dividend, stock split, recapitalization, or as necessary in order to make any distribution of transfer from the Trust Fund, or to correct an administrative error, as directed by the Company, the Trustee shall have no power or duty to sell or otherwise dispose of any stock acquired for the Ethyl Stock Fund. When the sale of any stock acquired for the Ethyl Stock Funds is permitted within the exceptions of the preceding sentence, the Trustee may offer such shares to the Company in accordance with ERISA section 408.

     First Colony Stock Fund. The First Colony Stock Fund is invested and reinvested in common stock of First Colony Corporation. The Fund contains common capital stock of First Colony Corporation received as a result of the July 1, 1993, spin-off of First Colony Corporation from Ethyl Corporation as well as the stock purchased with Member Contributions.
     The objective of this Fund is to provide Members with capital appreciation potential through investment in the equity securities of a growing U.S. company. Except upon written directions from the Company, or in the case of fractional shares received as a result of a stock dividend, stock split, recapitalization, or as necessary in order to make any distribution of transfer from the Trust Fund, or to correct an administrative error, as directed by the Company, the Trustee shall have no power or duty to sell or otherwise dispose of any stock acquired for the First Colony Stock Fund.

Inactive Investment Funds

     Tredegar Stock Fund. The Tredegar Stock Fund is invested solely in common capital stock of Tredegar Industries, Inc., received as a result of the July 11, 1989, spin-off of Tredegar Industries, Inc. from Ethyl Corporation. All cash dividends paid or accrued on shares of Tredegar Industries, Inc., common stock shall be allocated in accordance with Plan section 6.03(a) to the cash balance of each Member's Account invested in the Ethyl Stock Fund. Except upon written directions from the Company, or in the case of fractional shares received as a result of a stock dividend, stock split, recapitalization, or as necessary in order to make any distribution of transfer from the Trust Fund, or to correct an administrative error as directed by the Company, the Trustee shall have no power or duty to sell or otherwise dispose of any stock acquired for the Tredegar Stock Fund.